Exhibit 99.6

[        ], 2021

Dear Z-Work Holdings LLC,

This letter agreement sets forth the terms of the agreement between Z-Work Holdings LLC (the “Company”) and certain investment funds and managed accounts managed by or affiliated with P. Schoenfeld Asset Management LP (collectively, “Subscriber”). The Company is the sponsor of Z-Work Acquisition Corp. (the “SPAC”), a blank check company formed for the purpose of acquiring one or more businesses or entities (a “Business Combination”), which intends to register its securities under the Securities Act of 1933, as amended (the “Securities Act”), in connection with its initial public offering (“IPO”), at an offering price of $10.00 per unit.

Subscriber (i) commits to purchase limited liability company interests of the Company (“Interests”) for an aggregate purchase price of $1,000,000 (subject to reduction to $924,370 if the underwriters’ overallotment option in respect of the IPO (the “Overallotment Option”) is not exercised) and (ii) hereby expresses an interest to purchase a number of units of the SPAC (each unit consisting of one share of common stock and one-half of one warrant to purchase one share of common stock of the SPAC) that are sold to the public in the IPO equal to 9.9% of the number of such units sold in the IPO (the “Purchased Public Units”). In conjunction with such purchase of Interests, the Amended and Restated Limited Liability Company Operating Agreement of the Company (to be entered into in connection with the completion of the IPO) (the “Operating Agreement”) will reflect the allocation to Subscriber of an indirect ownership interest in (i) 1,000,000 private placement warrants of the SPAC held by the Company (the “Private Placement Warrants”) (subject to reduction to 924,370 Private Placement Warrants if the Overallotment Option is not exercised) and (ii) 400,000 shares of Class B common stock of the SPAC (subject to reduction to 369,748 shares if the Overallotment Option is not exercised) (the “Founder Shares”) held by the Company; provided, however, that the number of Private Placement Warrants and Founder Shares to be allocated to Subscriber may be increased or decreased from the foregoing by the Company based on the final terms of the IPO; and provided further, however, that (A) no such increase or decrease greater than five percent (5%) of the respective amounts of Private Placement Warrants and Founder Shares set forth above will be made without discussion between the Company and Subscriber, and (B) no such increase or decrease than ten percent (10%) of the respective amounts of Private Placement Warrants and Founder Shares set forth above will be made without Subscriber’s consent. Notwithstanding the foregoing, in the event Subscriber (i) fails to purchase all of the Purchased Public Units; (ii) elects to redeem any portion of the shares of common stock underlying the Purchased Public Units in connection with the initial business combination of the SPAC (or otherwise at any time prior to the liquidation of the SPAC if a business combination is not timely consummated); or (iii) does not comply with the Lock-up provisions outlined below, then the allocations to Subscriber of Founder Shares and Private Placement Warrants determined according to the preceding sentence shall each be reduced to 25% thereof; provided that, assuming all conditions up to that point have been met, (x) fifty percent (50%) of the allocations to Subscriber of Founder Shares and Private Placement Warrants determined according to the preceding sentence shall no longer be subject to forfeiture under the provisions of this sentence on and after the date which is thirty 30 days following the consummation of the Business Combination, and (y) the remaining fifty percent (50%) of the allocations to Subscriber of Founder Shares and Private Placement Warrants determined according to the preceding sentence shall no longer be subject to forfeiture under the provisions of this sentence on and after the date which is ninety (90) days following the consummation of the Business Combination. The schedule of members attached to the Operating Agreement shall be amended at such times as are necessary to reflect any adjustments of allocations of Founder Shares and Private Placement Warrants to Subscriber described herein. In the event that the Overallotment Option is not exercised in full, Subscriber's allocation of Private Placement Warrants and Founder Shares shall be reduced proportionally, and any portion of the aggregate purchase price paid by Subscriber that represents the allocations so reduced shall be refunded to Subscriber without interest following the expiration of the Overallotment Option.

In addition, except as otherwise provided herein, Subscriber agrees that the shares of common stock underlying the Purchased Public Units (the “Subscriber Public Shares”) shall be subject to lockup and may not be sold, assigned or otherwise transferred without the prior written consent of the Company; provided that (i) fifty percent (50%) of the Subscriber Public Shares shall become freely tradable (subject to applicable securities laws) on and after the date which is thirty (30) days following the consummation of the Business Combination; and (ii) the remaining fifty percent (50%) of the Subscriber Public Shares shall become freely tradable (subject to applicable securities laws) on and after the date which is ninety (90) days following the consummation of the Business Combination. Notwithstanding the foregoing, Subscriber shall be permitted to transfer the Subscriber Public Shares to an affiliate that directly or indirectly controls, is controlled by, or is under common control with Subscriber, provided that such Subscriber Public Shares shall remain subject to all applicable lock-up, escrow and similar restrictions applicable immediately prior to such transfer. Until consummation of the Business Combination, the Subscriber Public Shares may not be the subject of any hedging, short sale, derivative, put or call transaction that would result in any economic disposition of the Subscriber Public Shares; provided that Subscriber shall be permitted to engage in any hedging transaction with respect to the Subscriber Public Shares after the consummation of the Business Combination (the restrictions in this paragraph are collectively referred to the “Lock-up”).

Each Private Placement Warrant consists of one warrant to purchase one share of common stock of the SPAC at an exercise price of $11.50 per share. Subscriber will fund the purchase price of the Interests to the Company reasonably prior to the date the Company is required to fund the purchase price of the Private Placement Warrants by the underwriters of the IPO. The Founder Shares and Private Placement Warrants do not participate in the trust fund (“Trust Fund”) established by the SPAC for the benefit of its public shareholders as described in the SPAC’s registration statement being filed in connection with the IPO (“Registration Statement”) and, in the event the SPAC does not consummate a Business Combination within the prescribed period described in the Registration Statement, will expire worthless. The Company will retain voting and dispositive power over the Founder Shares and Private Placement Warrants until the consummation of the Business Combination, at which time the Company will distribute such securities to Subscriber (subject to forfeiture and Lock-up as described above, or to applicable lock-up or escrow restrictions described below or pursuant to the terms of the Business Combination). If the SPAC does not consummate the IPO, any portion of the aggregate purchase price already funded will be returned to Subscriber without interest.

Subscriber acknowledges that, if in the course of the IPO, the underwriters determine that fewer Private Placement Warrants must be purchased in order to consummate the IPO based on market conditions at that time, unless otherwise agreed by the Managing Member (as defined below) and Subscriber, Subscriber's allocation of Private Placement Warrants and Founder Shares as described in this letter shall be reduced, and the portion of the aggregate purchase price representing the Private Placement Warrants and Founder Shares reduced from Subscriber's allocation shall be refunded to Subscriber promptly without interest following the consummation of the IPO.

The consummation of the purchase by Subscriber of the Interests shall occur simultaneously with the consummation of the IPO.

Other than with respect to the return of the aggregate purchase price, or a portion thereof, as contemplated herein, Subscriber agrees that, in consideration of the subscription for Interests as contemplated hereby, it does not have any right, title, interest or claim of any kind in or to any monies of the Trust Fund (“Claim”) and hereby waives any Claim it may have in the future against the Company and the SPAC and will not seek recourse against the Trust Fund for any reason whatsoever (except in respect of the Purchased Public Units or any shares of common stock of the SPAC purchased by Subscriber in the open market).

The Private Placement Warrants and Founder Shares allocated to the Interests will be identical to the warrants and the shares of common stock included in the units to be sold by the SPAC in the IPO, respectively, except that:

●	the Company has agreed to vote the Founder Shares in favor of any proposed Business Combination;

●	unless otherwise agreed with the underwriters of the IPO and as set forth in the Registration Statement, all Founder Shares and Private Placement Warrants (and the securities issuable upon exercise of the Private Placement Warrants) will be subject to the lockup provisions restricting transfer of such securities described in the Registration Statement;

●	the Private Placement Warrants (and the securities issuable upon exercise of the Private Placement Warrants) and Founder Shares will be subject to customary registration rights, as described in the Registration Statement;

●	Subscriber will not participate in any liquidation distribution with respect to the Private Placement Warrants and Founder Shares (but will participate in liquidation distributions with respect to any units or common stock of the SPAC purchased directly by Subscriber in the IPO or in the open market) if the SPAC fails to consummate a Business Combination; and

●	the Private Placement Warrants and Founder Shares will include any additional terms or restrictions as are customary in other similarly structured blank check company offerings or as may reasonably be required by the underwriters in order to consummate the IPO, each of which will be set forth in the Registration Statement.

So long as the Private Placement Warrants continue to be held by Subscriber or its permitted transferees, the SPAC will not redeem such warrants and will permit Subscriber or its permitted transferees to exercise such warrants on a cashless basis, in each case to the extent described in the Registration Statement.

Subscriber acknowledges that, pursuant to the Operating Agreement, if prior to a Business Combination, the Company’s managing member (the “Managing Member”) deems it necessary in order to facilitate a Business Combination by the SPAC for the Company to forfeit, transfer, exchange or amend the terms of all or any portion of the SPAC’s Founder Shares or Private Placement Warrants or to enter into any other arrangements with respect to the Founder Shares or Private Placement Warrants (including, without limitation, the transfer of Interests of the Company representing an interest in any of the foregoing) to facilitate the consummation of such Business Combination, including voting in favor of any amendment to the terms of the Founder Shares or Private Placement Warrants or the Operating Agreement (each, a “Change in Investment”), the Managing Member shall enter into any such agreement or arrangement involving a Change in Investment, vote in favor of any proposal involving a Change in Investment or otherwise facilitate or take any action to affect or permit any Change in Investment without the consent of any member of the Company or Subscriber, except in the event of a disproportionate or material adverse Change in Investment affecting an individual member or group of members of the Company, in which case the written consent of such affected individual member or group of members shall be required. Further, in the event Founder Shares, Private Placement Warrants or any other securities held by the Company are forfeited or transferred as part of such Business Combination, the Managing Member shall allocate such forfeited or transferred securities among the members of the Company in proportion to the percentage interest(s) to which such securities relate. Subscriber understands that certain members of the Company will receive disproportionate amounts of Founder Shares and Private Placement Warrants based on their respective investments in the Company, and that the SPAC’s directors and officers will receive an additional allocation of Founder Shares.

Subscriber acknowledges and agrees that it will execute agreements in form and balance typical for transactions of this nature necessary to effectuate the foregoing agreements and obligations prior to the consummation of the IPO as are reasonably acceptable to Subscriber, including but not limited to (i) a registration rights agreement and (ii) the Operating Agreement. Subscriber further acknowledges and agrees that the terms of the IPO may change between the date hereof and the closing of the IPO.

Subscriber hereby represents and warrants that, as applicable:

(a)	it has been advised that the Interests, Founder Shares and Private Placement Warrants have not been registered under the Securities Act;

(b)	it is acquiring the Interests and the Founder Shares and Private Placement Warrants represented thereby for its own account for investment purposes only;

(c)	it has no present intention of selling or otherwise disposing of Interests or the Founder Shares and Private Placement Warrants represented thereby in violation of the securities laws of the United States;

(d)	it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act;

(e)	it has, if required to do so, completed an IRS Form W-9 or Form W-8BEN (or similar form), as applicable;

(f)	it has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and the SPAC and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder;

(g)	it is familiar with the proposed business, management, financial condition and affairs of the Company and the SPAC;

(h)	it has full power, authority and legal capacity to execute and deliver this letter and any documents contemplated herein or needed to consummate the transactions contemplated in this letter; and

(i)	this letter constitutes its respective legal, valid and binding obligation, and is enforceable against it.

The Company represents that a true and correct copy of the Operating Agreement is attached as Exhibit A hereto. The Operating Agreement has been duly adopted by the Company and there have been no resolutions approved by the Company to alter the Operating Agreement.

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Very truly yours,

P. Schoenfeld Asset Management LP

By:
Name:
Title:

Accepted and Agreed:

Z-Work Holdings LLC

By:
Name:
Title: Managing Member